Exhibit 23.2

                                                                  June 7, 1996


Strawbridge & Clothier
801 Market Street
Philadelphia, PA 19107

Dear Sirs and Madams:

     We hereby consent to the inclusion in the Registration Statement on Form S-4 and the related proxy statement with respect to the transactions pursuant to the terms of the Asset Purchase Agreement, dated as of April 4, 1996, between Strawbridge & Clothier and The May Department Stores Company, of our opinion letter appearing as Annex E to the Prospectus/Proxy Statement which is a part of such Registration Statement, and to the references to our firm under the captions "SUMMARY - The Asset Sales and Liquidation Transactions - Opinions of Strawbridge & Clothier's Financial Advisors - Peter J. Solomon Company Limited" and "THE ASSET SALES AND LIQUIDATION TRANSACTIONS - Opinions of Strawbridge & Clothier's Financial Advisors - Peter J. Solomon Company Limited." In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the "Securities Act Rules"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the Securities Act Rules.


                                         Very truly yours,

                                         PETER J. SOLOMON COMPANY LIMITED

                                         By: /s/ Henry D. Jackson
                                            ------------------------------------
                                            Name: Henry D. Jackson
                                            Title: Principal